Exhibit 99.1

For Immediate Release	Contact: Rick DeLisi
December 12, 2003	Director, Corporate Communications (703) 650-6550

Atlantic Coast Airlines Corporate Governance Score

Ranks In Top-10 Among S&P Small Cap 600

ACA Awarded #7 Overall Position On ISS List

Dulles, VA, (December 12, 2003)—Atlantic Coast Airlines (ACA) (NASDAQ/NM: ACAI) today announced that Institutional Shareholder Services (ISS), considered the nation’s leading provider of proxy voting and corporate governance data services, has awarded ACA’s parent company Atlantic Coast Airlines Holdings, Inc. a Corporate Governance Quotient (CGQ) score that ranks the company seventh overall in the S&P Small Cap 600 Index overall in ISS’s December 1, 2003 listings. The company is rated higher than 99% of the companies in the Index and higher than 98.8% of the companies in the transportation group.

The CGQ score assists investors in evaluating the quality of corporate boards and the impact its governance practices may have on company performance. Scores are weighted across 61 variables and calculated on the basis of eight core categories: 1) Board of Directors’ structure and composition, 2) audit issues, 3) charter and bylaw provisions, 4) laws of the state of incorporation, 5) executive and director compensation, 6) progressive governance practices, 7) directors’ and officers’ stock ownership and 8) director education.

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport—to be called Independence Air. The company has a fleet of 148 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. ACA employs approximately 4,600 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.

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